Exhibit 99.1

Qumu Announces Departure of Chief Financial Officer
Minneapolis, October 24, 2017
Qumu (NASDAQ: QUMU), a leader in enterprise video, announced that CFO Peter Goepfrich will be leaving the company to join a private equity portfolio company, effective November 6, 2017. The Company expects to identify a candidate to act as interim CFO in the short term. The Company will also engage a search firm to recruit a successor Chief Financial Officer.
Vern Hanzlik, President and CEO of Qumu, said, “Peter did a phenomenal job during his two and a half years here and will be missed by all of us at Qumu and on the Board,” said Hanzlik. “He guided the Company’s transition to a position of solid expense management and reporting compliance while actively helping Qumu invest in our vision. In the process, he built an excellent finance team, which will continue to execute on our ongoing cost savings and growth plans. We wish Peter all the best in his new opportunity.”
Parties seeking more information on this transition are encouraged to contact Vern Hanzlik directly, using the information attached to this release.

About Qumu Corporation
Qumu (NASDAQ: QUMU) helps the world’s largest companies realize the value of putting video to work for their digital workforce. Organizations use Qumu software to create, manage and share video—live streaming and on demand—turning video into an always-on resource and connecting thousands of stakeholders across a single enterprise. Those interested in finding out more about Qumu may visit the Qumu website at www.qumu.com.

Investor Contact
Vern Hanzlik
President and CEO
Qumu Corporation
vern.hanzlik@qumu.com
650-396-8531